Item 30. Exhibit (h) i. l. 2. i.

First Amendment to Administrative Services Agreement

This First Amendment (the “Amendment”), by and among Lincoln Financial Investments Corporation, a Tennessee corporation (“Adviser”), Lincoln National Life Insurance Company (the “Administrator”), Massachusetts Mutual Life Insurance Company, a life insurance company organized under the laws of the Commonwealth of Massachusetts (“MassMutual”), and C.M. Life Insurance Company, a life insurance company organized under the laws of the State of Connecticut (“C.M. Life” and together with MassMutual, “Company”) is effective as of April 29, 2024 (the “Effective Date”).

WHEREAS, the Adviser and Company entered into the Administrative Services Agreement, as amended, (“Agreement”), executed and effective as of May 1, 2023;

WHEREAS, the parties desire to amend the Agreement to add a party, additional separate accounts, and contracts and permit the separate accounts to invest in additional funds; and

WHEREAS, Adviser desires to assign the Agreement to Administrator, its affiliate and the administrator to the Funds;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties, intending to be legally bound, agree as follows:

1.	MML Bay State Life Insurance Company, a life insurance company organized under the laws of the State of Connecticut (“MML Bay State” and together with MassMutual and C.M. Life, “Company”), is added as a party to the Agreement. The parties agree to add MML Bay State with the same rights and obligations as MassMutual and C.M. Life.
2.	Section 4 of the Agreement shall be deleted in its entirety and replaced by the following:

In consideration of the performance of the Administrative Services by Company with respect to the Contracts, beginning on the date hereof, Administrator agrees to pay Company an annual fee which shall equal a percentage of the average daily value of each Fund’s assets attributable to the Contracts held by the Shareholders as set forth on Schedule One hereto (“Asset Fee”). The foregoing fee will be paid by Administrator to Company quarterly within thirty (30) days after the end of the calendar quarter. For purposes of determining the payment, the total of the average daily net assets in the applicable Funds shall be multiplied by the Asset Fee multiplied by the actual number of calendar days in the period divided by the number of calendar days in the year.

Notwithstanding anything in this Agreement or the Participation Agreement appearing to the contrary, the payments by Adviser to Company relate solely to the performance by Company of the Administrative Services described herein only, and do not constitute payment in any manner for services provided by Company to any separate account organized by Company, or for any investment advisory services, or for costs associated with the distribution of any variable life or annuity contracts.

3.	Schedule One shall be deleted in its entirety and replaced with the amended Schedule One attached below.
4.	Schedule Two shall be deleted in its entirety and replaced with the amended Schedule Two attached below.

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5.	Adviser hereby assigns to Administrator all of Adviser’s rights, title, and interest in and to the Agreement. Administrator hereby accepts said assignment and assumes the Agreement and all duties and obligations of Adviser thereunder. All references in the Agreement to “Lincoln Financial Investments Corporation” or the “Adviser” are hereby replaced with “Lincoln National Life Insurance Company” or the “Administrator,” respectively. Administrator agrees that the terms and conditions of the Agreement which previously applied to Adviser are hereby ratified, confirmed by, and made applicable to Administrator.
6.	Unless otherwise defined in this Amendment, all terms used herein shall have the meanings they were ascribed in the Agreement.
7.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.
8.	This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative as of the Effective Date.

Lincoln Financial Investments Corporation		Massachusetts Mutual Life Insurance Company

By:	/s/ Benjamin Richer	By:	/s/ Michael S. Dunn
Name:	Benjamin Richer	Name:	Michael S. Dunn
Title:	SVP, Head of Funds Management	Title:	Head of Institutional Insurance
Date:	3/20/2024	Date:	March 18, 2024

Lincoln National Life Insurance Company		C.M. Life Insurance Company

By:	/s/ Benjamin Richer	By:	/s/ Michael S. Dunn
Name:	Benjamin Richer	Name:	Michael S. Dunn
Title:	SVP, Head of Funds Management	Title:	Vice President
Date:	3/20/2024	Date:	March 18, 2024

MML Bay State Life Insurance Company

By:	/s/ Michael S. Dunn
Name:	Michael S. Dunn
Title:	Vice President
Date:	March 18, 2024

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SCHEDULE ONE

Investment Company Name	Fund Names	Asset Fee
Lincoln Variable Insurance Products Trust	LVIP American Century Capital Appreciation Fund – Standard Class II	[__%]
	LVIP American Century Disciplined Core Value Fund – Standard Class II	[__%]
	LVIP American Century Inflation Protection Fund – Service Class	[__%]
	LVIP American Century Inflation Protection Fund – Standard Class II	[__%]
	LVIP American Century International Fund – Standard Class II	[__%]
	LVIP American Century Value Fund – Standard Class II	[__%]
	LVIP American Century Ultra Fund – Standard Class II	[__%]
	LVIP JPMorgan Core Bond Fund	[__%]
	LVIP JPMorgan Mid Cap Value Fund	[__%]
	LVIP JPMorgan Small Cap Core Fund	[__%]
	LVIP JPMorgan U.S. Equity Fund	[__%]

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Schedule Two

Separate Account	Variable Contract
Massachusetts Mutual Variable Life Separate Account I

MassMutual ElectrumSM

Strategic Group Variable Universal Life®

Variable Universal Life II

Variable Universal Life

Variable Life Select

Survivorship VUL GuardSM

VUL GuardSM

Survivorship Variable Universal Life II

Survivorship Variable Universal Life

Strategic Variable Life®

Strategic Variable Life® Plus

C.M. Life Variable Life Separate Account I	C.M. Life Electrum SelectSM Variable Universal Life Survivorship Variable Universal Life II Survivorship Variable Universal Life
MML Bay State Variable Life Separate Account I	Variable Life Select
Massachusetts Mutual Variable Life Separate Account VII	Strategic Life 14 Strategic Life 20B
Massachusetts Mutual Variable Life Separate Account IX	Strategic Life 20
Massachusetts Mutual Variable Life Separate Account X	Strategic Life 21

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